As filed with the Securities and Exchange Commission on September 25, 1997


Registration No. 333-12709


U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933


[ x ] Pre-Effective Amendment No. 2       [  ] Post-Effective Amendment No.


SMITH BARNEY MUNI FUNDS
(Exact name of Registrant as specified in Charter)

Area Code and Telephone Number:  (800) 224-7523
388 Greenwich Street, New York, New York 10013
(Address of principal executive offices)   (Zip Code)

Christina T. Sydor, Esq.
Smith Barney Inc.
388 Greenwich Street New York, New York  10013 (22nd floor)
(Name and address of agent for service)

copy to:

John E. Baumgardner, Jr., Esq.
Sullivan & Cromwell
125 Broad Street
New York, NY 10004

Approximate date of proposed public offering: As soon as possible after the effective date of this Registration Statement.

Registrant has registered an indefinite amount of securities pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended; accordingly, no fee is payable herewith. Registrant's Rule 24f-2 Notice for the fiscal period ended March 31, 1997 was filed with the Securities and Exchange Commission on May 9, 1997.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, by action pursuant to said Section 8(a), may determine.


	Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-12709), filed on September 24, 1997, Accession Number 0000091155-97-000422, is hereby incorporated by
reference in its entirety.  	This Pre-Eeffective Amendment No. 2
is being filed solely for the purposes of adding the Form of Proxy Card as an exhibit thereto.


SIGNATURES


	Pursuant to the requirements of the Securities Act of 1933, as amended, SMITH BARNEY MUNI FUNDS, has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 25th day of September, 1997.



	SMITH BARNEY MUNI FUNDS

	By:  _________________________________________
	Heath B. McLendon
	Chief Executive Officer


As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature		Title				Date

/s/Heath B. McLendon	Chairman of the Board and	September 25, 1997
Heath B. McLendon	Chief Executive Officer (Trustee)

/s/Lewis E. Daidone	Senior Vice President and		September 25, 1997
Lewis E. Daidone	Treasurer (Chief Financial and
			 Accounting Officer)

/s/Donald R. Foley*          Trustee				September 25, 1997
Donald R. Foley

/s/Paul Hardin*                Trustee				September 25, 1997
Paul Hardin

/s/Francis P. Martin*        Trustee				September 25, 1997
Francis P. Martin

/s/Roderick C. Rasmussen*Trustee				September 25, 1997
Roderick C. Rasmussen

/s/John P. Toolan*           	Trustee				September 25, 1997
John P. Toolan

_________________
* Pursuant to Power of Attorney previously filed.